SECURED GRID PROMISSORY NOTE

PRINCIPAL AMOUNT: UP TO CDN$250,000

 FOR VALUE RECEIVED, the undersigned, Gamesquare Inc. (the "Borrower"), promises to pay to or to the order of Magnolia Colombia Inc. (the "Holder"), the unpaid balance of all indebtedness of the Borrower to the Holder noted on the grid (the "Grid") attached to this note as Schedule "A" (the "Principal Amount") on the terms and conditions contained herein (the "Promissory Note").

1. The Borrower agrees that all indebtedness of the Borrower to the Holder shall be evidenced on the Grid and the Borrower hereby authorizes the Holder to record thereon the amount of such indebtedness and any increase to such indebtedness.  The Borrower acknowledges, confirms and agrees with the Holder that all amounts recorded on the Grid will constitute prima facie evidence of the balance owing by the Borrower to the Holder under this Promissory Note and, in the absence of evidence to the contrary, will be conclusive evidence of such unpaid balance.  The Holder will give the Borrower written confirmation upon request of all notations made by it on the Grid, provided that the failure by the Holder to give such confirmation shall not impair the validity of any notation.

2. The Principal Amount shall be payable within 5 days of the announcement of the termination of the reverse takeover transaction between the Borrower and the Holder as previously disclosed in a press release dated February 26, 2020 (the "Maturity Date").  This Promissory Note is made for business purposes and is a "business agreement" as defined in the Limitations Act, 2002 (the "Act").  No limitation periods set forth in the Act, other than the ultimate limitation period found in section 15 of the Act, shall apply to this Promissory Note and to the obligations imposed by this Promissory Note.  A claim may be made by the payee or holder in due course of this Promissory Note within the period of fifteen (15) years after default by the Borrower.

3. The Borrower shall pay interest on the unpaid principal amount of the Loan outstanding at a rate per annum of 10.0%, calculated monthly and payable on the Maturity Date.

4. The Borrower shall not assume, create, incur or suffer to exist any security interest (as such term is defined in the Personal Property Security Act (Ontario)) (a "Security Interest") upon any of its property, assets or undertaking which ranks in priority to, or pari passu with, the Security (as defined below) without the prior written consent of the Holder, which consent may be withheld in the Holder's sole discretion.

5. The Borrower shall deliver or cause to be delivered to the Holder, upon request, security (the "Security") for its obligations under this Promissory Note, which Security shall include a general security agreement of the Borrower granting to the Holder a Security Interest in all present and future property, assets and undertaking of the Borrower.

6. On the Maturity Date,

(a) The entire Principal Amount then outstanding, and

(b) All other payments due hereunder including the interest that has accrued on the Principal Amount,

shall, at the option of the Holder, become immediately due and payable, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by the Borrower.  In such event the Holder may, in its discretion, immediately exercise any and all rights and remedies possessed by the Holder (a) pursuant to the terms of this Promissory Note or the Security and (b) at law, in equity or by statute for the recovery of all the indebtedness and liabilities of the Borrower to the Holder hereunder and the Holder may proceed to exercise any and all rights and remedies.

7. All payments made hereunder by the Borrower shall be made without any set-off or counterclaim and will be made without deduction for or on account of any withholding or other taxes.

8. At any time prior to demand, the Borrower shall have the right, but not the obligation, to repay the whole or any part of the Principal Amount then outstanding on the portion of the Principal Amount to be repaid without notice penalty or bonus.  Any and all repayments shall be applied to reduce the Principal Amount and the interest that has accrued thereon.

9. The Borrower agrees that any and all costs and expenses incurred by the Holder in connection with the enforcement of, or default under, this Promissory Note shall be for the account of the Borrower.

10. Time is of the essence of this Promissory Note.

11. The undersigned hereby (a) waives presentment, notice and protest, (b) waives diligence in collection or bringing suit; and (c) consents to all extensions of time, renewals, waivers or modifications that may be granted at any time by the Holder with respect to this Promissory Note.

12. Any demand to be made hereunder on the undersigned shall be in writing and delivered in person or transmitted by e-mail to the Borrower at 65 Queen Street West, Suite 805 Toronto, ON M5H 2M5 (kevin@Gamesquare.com).  Such demand shall be deemed to have been given and received on the day on which it was delivered or transmitted or, if any such day is not a business day, on the next following day.

13. The Borrower acknowledges receipt of a true copy of this Promissory Note.

14. This Promissory Note shall be assignable by the Holder in whole or in part at any time.  The Borrower may not assign its liabilities or obligations under this Promissory Note under any circumstances.

15. This Promissory Note and the rights and obligations of the Borrower and the Holder shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein (without regard to conflict of law principles).  The Borrower hereby agrees that the courts of the Province of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Promissory Note.  The undersigned hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF, the Borrower has duly executed this Promissory Note on the date first above written.

 DATED at Toronto, Ontario as of this 19th day of March, 2020.

GAMESQUARE INC.

Per:	/s/ Kevin Wright
Name:	Kevin Wright
Title:	CEO

Schedule "A"

Date	Amount of Advance Made ($)	Amount of Advance Paid ($)	Outstanding Principal Balance ($)	Initials
March , 2020	250,000		250,000	JL